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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

PLEXUS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PLEXUS CORP.
55 Jewelers Park Drive
P.O. Box 156
Neenah, Wisconsin 54957-0156
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
on January 22, 2007
To the Shareholders of Plexus Corp.:
          Plexus Corp. will hold the annual meeting of its shareholders at the Pfister Hotel, located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Monday, January 22, 2007 at 11:00 a.m., for the following purposes:
(1)	To elect eight directors to serve until the next annual meeting and until their successors have been duly elected.

(2)	To ratify the selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors.

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.
          Plexus’ shareholders of record at the close of business on December 1, 2006 will be entitled to vote at the meeting or any adjournment of the meeting.
          We call your attention to the proxy statement accompanying this notice for a more complete statement about the matters to be acted upon at the meeting.

By order of the Board of Directors

Angelo M. Ninivaggi
Vice President, General Counsel and Secretary
Neenah, Wisconsin
December 12, 2006
Please indicate your voting directions, sign and date the enclosed proxy and return it promptly in the enclosed envelope. If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.
          Plexus shareholders who own their shares in “street name” through their brokerage accounts may also communicate their vote to the brokerage firm and its service provider electronically or by telephone. If you wish to do so, you can link to instructions at www.proxyvote.com, or you may also follow any instructions provided by the brokers with their separate voting form.

SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
AUDITORS
SHAREHOLDER PROPOSALS AND NOTICES

PROXY STATEMENT
PLEXUS CORP.
55 Jewelers Park Drive
P.O. Box 156
Neenah, Wisconsin 54957-0156
* * * * * * *
SOLICITATION AND VOTING
          The board of directors of Plexus Corp. is soliciting proxies for the annual meeting of shareholders at 11:00 a.m. on Monday, January 22, 2007 at the Pfister Hotel at 424 East Wisconsin Avenue, Milwaukee, Wisconsin, and is furnishing this proxy statement in connection with that solicitation. Shares which are represented by properly executed proxies received by Plexus will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting.
          Shareholders of record at the close of business on December 1, 2006 will be entitled to one vote on each matter presented for each share so held. On that date there were 46,253,179 shares of Plexus common stock outstanding. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. A quorum will be present if a majority of the outstanding shares are represented at the meeting. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.
          Directors are elected by a plurality of the votes cast by the holders of Plexus common stock entitled to vote at the election at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares which are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.
          Ratification of PricewaterhouseCoopers LLP as Plexus’ independent accountants will be determined by a majority of the shares voting on that matter, assuming a quorum is present. Therefore, abstentions and broker non-votes will not affect the vote, except insofar as they reduce the number of shares which are voted.
          Shareholders who own shares as part of Plexus’ 401(k) Savings Plan (the “401(k) Savings Plan”) and/or the Plexus 2000 and 2005 Employee Stock Purchase Plans (the “Purchase Plans”) will receive a separate proxy for voting their shares held in each account. Shares held by the 401(k) Savings Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will not be voted. Shares held in accounts under the Purchase Plans will be voted in accordance with management recommendations except for shares for which contrary designations from participants are received.
          Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may be solicited in person, or by telephone, telegraph or fax, by officers and regular employees of Plexus who will not be separately compensated for those services.
          This proxy material is being mailed to Plexus’ shareholders commencing on or about December 18, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
          The following table presents certain information as of December 1, 2006 regarding the beneficial ownership of the Plexus common stock held by each director or nominee for director, each executive officer appearing in the Summary Compensation Table, all directors and executive officers as a group, and each known 5%-or-greater shareholder of Plexus.

	Shares	Percentage
	Beneficially	of Shares
Name	Owned (1)	Outstanding
Ralf R. Böer	23,500	*
Stephen P. Cortinovis	31,000	*
David J. Drury	35,000	*
Dean A. Foate	542,328	1.2%
Peter Kelly	17,100	*
John L. Nussbaum	299,366	*
Thomas J. Prosser	68,556	*
Michael V. Schrock	8,000	*
Charles M. Strother	35,000	*

F. Gordon Bitter	78,044	*
Paul L. Ehlers	62,400	*
J. Robert Kronser	118,479	*
Michael T. Verstegen	101,305	*

All executive officers and directors as a group (19 persons)	1,522,948	3.2%

Barclays Global Investors, NA. (2)	5,453,502	11.8%
Lord, Abbett & Co. LLC (3)	4,806,799	10.4%

*	Less than 1%

(1)	The specified persons have sole voting and sole dispositive powers as to all shares, except as otherwise indicated. Mr. Foate shares these powers with adult children as to 4,000 shares, ownership of which he disclaims; Mr. Prosser shares these powers as to 1,600 shares. The amounts include shares subject to options granted under Plexus’ option plans which are exercisable currently or within 60 days. The options include those held by Mr. Böer (18,500 shares), Mr. Cortinovis (27,000), Mr. Drury (30,000), Mr. Foate (469,870), Mr. Kelly (15,000), Mr. Nussbaum (106,810), Mr. Prosser (47,000), Mr. Schrock (5,000), Dr. Strother (30,000), Mr. Bitter (70,000), Mr. Ehlers (44,000), Mr. Kronser (92,428), Mr. Verstegen (88,500), and all officers and directors as a group (1,125,562).

(2)	Barclays Global Investors, NA. (“Barclays”) filed a report on Schedule 13G dated June 8, 2006 reporting sole voting power as to 4,391,549 shares, and sole dispositive power as to 4,840,372 shares of common stock. The report was filed jointly with Barclays Global Investors, Ltd. and Barclays Global Fund Advisors. Barclays subsequently filed a Report on Form 13F for the quarter ended September 30, 2006 showing sole investment power as to 5,453,502 shares and sole voting power as to 4,918,687 of those shares. The address of Barclays, a bank with investment advisor affiliates, is 45 Fremont Street, San Francisco, California, 94105.

(3)	Lord, Abbett & Co. LLC (“Lord Abbett”) filed an amended report on Schedule 13G dated November 30, 2006 reporting that it held sole voting and dispositive power as to 4,806,799 shares of common stock. The address of Lord Abbett, an investment adviser, is 90 Hudson Street, Jersey City, NJ 07302.

ELECTION OF DIRECTORS
          Plexus believes that it needs to attract and retain talented, focused, and motivated leadership to deliver the innovation and economic success its shareholders expect. For Plexus, the concept of leadership is not limited to the leadership within the company; leadership also includes the individuals who serve on Plexus’ board.
          In accordance with Plexus’ bylaws, the board of directors has determined that there shall be eight directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified. The persons who are nominated as directors, and for whom proxies will be voted unless a shareholder specifies otherwise, are named below. If any of the nominees should decline or be unable to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors. Plexus’ bylaws authorize up to nine directors. The Plexus board may expand the board up to that number and elect directors to fill empty seats, including those created by an expansion, between shareholders’ meetings.
          Thomas J. Prosser, a director of Plexus since 1987, is retiring from the board and therefore has not been nominated for reelection at the 2007 annual meeting of shareholders. We have greatly appreciated his 20 years of service to Plexus. The board of directors would like to acknowledge and thank Mr. Prosser for that dedicated service.

	Principal Occupation	Director
Name and Age	And Business Experience (1)	Since
Ralf R. Böer, 58	Partner, Chairman and Chief Executive Officer, Foley & Lardner LLP (law firm)	2004

Stephen P. Cortinovis, 56	Private equity investor in Lasco Foods Company; previously also Partner, Bridley Capital Partners Limited (private equity group) from 2001 to 2006 (2)	2003

David J. Drury, 58	President and Chief Executive Officer of Poblocki Sign Company LLC (exterior and interior sign systems) (3)	1998

Dean A. Foate, 48	President and Chief Executive Officer of Plexus since 2002; previously, Chief Operating Officer from 2001 to 2002, and Executive Vice President prior thereto (4)	2000

Peter Kelly, 49	Chief Financial Officer and Executive Vice President, Agere Systems (semi-conductors) since 2005; previously the Executive Vice President of Agere’s Global Operations Group	2005

John L. Nussbaum, 64	Chairman of Plexus since 2002; previously its Chief Executive Officer	1980

Michael V. Schrock, 53	President and Chief Operating Officer, Pentair, Inc. (diversified manufacturer) since 2006; previously, President and COO of Pentair’s Technical Products and Filtration Divisions	2006

Charles M. Strother, MD, 66	Physician; Professor-Emeritus at the University of Wisconsin-Madison since 2005; previously Professor at Baylor College of Medicine from 2002 to 2005, and Professor of Radiology, Neurology and Neurosurgery at the University of Wisconsin-Madison prior thereto	2002

(1)	Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.

(2)	Also a director of Instituform Technologies, Inc. (trenchless technology for underground pipes).

(3)	Also a director of Journal Communications, Inc. (media holding company) and a trustee of The Northwestern Mutual Life Insurance Company (insurance and financial products).

(4)	Also a director of REGAL-BELOIT Corporation (electrical motors and mechanical products).

CORPORATE GOVERNANCE
Board of Directors and Board Committees
          The board of directors held four meetings during fiscal 2006. As part of these meetings, non-management directors regularly meet without management present. Each director attended at least 75% of the total meetings of the board and the committees of the board on which that director served during the year. The Plexus board of directors conducts an annual self-evaluation process, reviewing the performance of each individual board member as well as the performance of the board as a whole.
          Plexus encourages all of its directors to attend the annual meeting of shareholders. Plexus generally holds a board meeting coincident with the annual shareholders meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All then-serving directors attended the 2006 annual meeting of shareholders.
          The board of directors has three standing committees: Audit, Compensation and Leadership Development, and Nominating and Corporate Governance. The committees on which our directors currently serve, and the chairs of those committees, are identified in the following table:

		Compensation	Nominating and
		and Leadership	Corporate
Director	Audit	Development	Governance
Ralf R. Böer		X	Chair
Stephen P. Cortinovis	X	Chair
David J. Drury	Chair		X
Peter Kelly	X
Thomas J. Prosser	X	X	X
Michael V. Schrock		X
Charles M. Strother		X	X
Each of the above directors is “independent” under Nasdaq Global Select Stock Market rules. Messrs. Foate and Nussbaum are not “independent” directors; therefore, they are not eligible to serve on these committees.
          Audit Committee Matters
          The Audit Committee met eight times in fiscal 2006. Mr. Drury is a certified public accountant who practiced from 1971 to 1989 with the firm PricewaterhouseCoopers LLP. As a consequence of factors which include his educational background, his experience with a public accounting firm, and his subsequent experience as a chief financial officer, a chief executive officer and other executive positions, the board of directors has determined that Mr. Drury is an “audit committee financial expert” for purposes of Securities and Exchange Commission rules. Mr. Drury is, along with the other members of the Audit Committee, “independent” of Plexus for purposes of those and Nasdaq rules. All members of the Audit Committee are “financially literate” and meet the other SEC and Nasdaq requirements for Audit Committee membership. See also “Report of the Audit Committee.”
          Compensation and Leadership Development Committee Matters
          The Compensation and Leadership Development Committee held five meetings during fiscal 2006. The Compensation and Leadership Development Committee, consisting solely of “independent” directors, establishes the general compensation philosophies and plans for Plexus, determines the CEO’s compensation as well as that of other executive officers, determines bonuses, makes grants and awards under compensation plans, and considers and makes recommendations to the board of directors with respect to other officer and employee compensatory arrangements. The Committee is also responsible for reviewing Plexus’ leadership structure and executive succession plan. See also “Executive Compensation—Compensation Committee Interlocks and Insider Participation,” which includes further statement as to the independence of the Compensation Committee, and “Executive Compensation—Compensation and Leadership Development Committee Report” for further information on the Committee’s philosophies and practices, and its determinations in fiscal 2006.

          Nominating and Corporate Governance Committee and the Nomination Process
          The Nominating and Corporate Governance Committee met two times in fiscal 2006. The Committee reviews board performance and considers nominees for director positions, determines directors’ compensation, and evaluates and oversees corporate governance and related issues. All of the members of the Committee are independent directors.
          The Nominating and Corporate Governance Committee has generally identified nominees based upon suggestions by outside directors, management and/or shareholders, and has evaluated those persons on its own. Plexus’ corporate board member selection criteria include integrity, high level of education and/or business experience, broad-based business acumen, understanding of Plexus’ business and industry, strategic thinking and willingness to share ideas, and network of contacts. The Committee also considers the diversity of experiences, expertise and backgrounds among board members in identifying areas which could be augmented by new members. The Committee has used these criteria to evaluate potential nominees. To help assure that directors have the time to devote to their duties, Plexus directors may not serve on the boards of more than three public companies. The Committee does not evaluate proposed nominees differently depending upon who has proposed the potential nominee.
          The Nominating and Corporate Governance Committee considers proposed nominees to the board submitted to it by shareholders. If a qualified candidate expresses a serious interest, and if there is a position available and the candidate’s experience indicates that the candidate may be an appropriate addition to the board, the Committee reviews the background of the candidate and, if appropriate, meets with the candidate. A decision is then made whether to nominate that person to the Board. Mr. Schrock was elected as a new director effective April 19, 2006. Mr. Schrock filled a vacancy which was created by the expansion of the board by one member; he was selected by the Committee following the procedures outlined above. Mr. Schrock was identified for consideration by Spencer Stuart & Associates, a search firm retained by the Committee to help it identify and evaluate qualified candidates for board membership. That firm was paid a fee of $75,000, plus reimbursement of disbursements, for its services in fiscal 2006.
          If a shareholder wishes to propose someone as a director for the Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the Committee. See also “Shareholder Proposals and Notices” for bylaw requirements for nominations. Plexus has not rejected any candidates put forward by significant shareholders.
          Communications with the Board
          Any communications to the board of directors should be sent to it in care of Plexus’ Secretary, Angelo Ninivaggi, at Plexus’ headquarters office. Any communication sent to the board in care of the Chief Executive Officer, the Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process. Any other procedures which may be developed, and any changes in those procedures, will be posted on Plexus’ corporate website (www.plexus.com).
Code of Ethics, Committee Charters and Other Corporate Governance Documents
          Plexus regularly reviews and augments its corporate governance practices and procedures. In particular, and as part of its corporate governance practices, Plexus has adopted a code of ethics and written charters for each of its board committees discussed above. Plexus will be responding to and complying with related SEC and Nasdaq Global Select Stock Market directives as they are finalized, adopted and become effective. Plexus has posted on its website, at www.plexus.com, under the link titled “Investors” then “Corporate Governance,” copies of its Corporate Governance Guidelines, its Code of Conduct and Business Ethics, the charters for its Audit, Compensation and Leadership Development, and Nominating and Corporate Governance Committees, director selection criteria and other corporate governance documents. If those documents (including the committee charters and the Code of Conduct and Business Ethics) are changed, waivers from the Code of Conduct and Business Ethics are granted, or new procedures are adopted, those new documents, changes, waivers and/or procedures will be posted on Plexus’ corporate website at that address.

Directors’ Compensation
          The Nominating and Corporate Governance Committee of the board of directors determines compensation paid to non-employee directors, although the Compensation and Leadership Development Committee grants equity awards to non-employee directors under the 2005 Equity Plan. In determining the compensation paid to the non-employee directors, the Nominating and Corporate Governance Committee considers the same types of factors, including benchmarking with peer companies and company performance, that are considered by the Compensation Committee when determining executive compensation.
          During fiscal 2006, each Plexus director who was not a full-time Plexus officer or employee (all directors except Mr. Foate) received an annual director’s fee of $26,000 (effective January 1, 2006) plus meeting fees of $2,000 for each board meeting attended in person ($1,000 if attended other than in person), and an additional $1,000 for each committee meeting attended in person ($500 if other than in person). Each committee chair received an additional $5,000 annually for service as a committee chair, except the chair of the Audit Committee who received $9,000.
          Directors may also participate in the 2005 Equity Plan, which permits the grant of options, restricted stock and/or restricted stock units to officers, key employees and directors. On December 1, 2005, each non-employee director was awarded fiscal 2006 options for 10,000 shares, at $22.04 per share, 5,000 shares of which vested immediately and 5,000 of which vested on the first anniversary of grant. On December 1, 2006, each non-employee director was awarded fiscal 2007 options for 10,000 shares, at $23.855 per share, with the same vesting schedule as in fiscal 2006 (other than for Mr. Prosser, whose options all vested immediately in view of his upcoming retirement). Directors’ options are granted (if at all) on December 1, continuing the date used in the formulaic provision in a predecessor plan.
          The following table sets forth the compensation which was paid by Plexus to each of our non-employee directors in fiscal 2006:
Director Compensation Table

	Fees Earned
	or Paid in	Stock	All Other
Name	Cash ($)(1)	Awards ($)(2)	Compensation ($)(3)	Total ($)
Ralf R. Böer	$48,750	$109,106	—	$157,856

Stephen P. Cortinovis	47,250	109,106	—	156,356

David J. Drury	54,875	109,106	—	163,981

Peter Kelly	37,250	109,106	—	146,356

John L. Nussbaum	107,750	109,106	$295,207	512,063

Thomas J. Prosser	53,750	109,106	—	162,856

Michael V. Schrock	12,500	—	—	12,500

Charles M. Strother	43,750	109,106	—	152,856

(1)	Includes annual retainer, meeting, committee and chairmanship fees and, in the case of Mr. Nussbaum, his fee as Chairman of the Board. See below.

(2)	Amounts shown are the grant date fair values of options under the 2005 Equity Plan under Financial Accounting Standards Board SFAS No. 123(R), which requires us to recognize compensation expense for stock options granted to our employees and directors based on the estimated fair value of the equity awards at the time of grant. The compensation expense is recognized over the vesting period. The requirements of SFAS No. 123(R) became effective in the first quarter of fiscal 2006. The assumptions used to determine the valuation of the awards are discussed in footnote 10 to our consolidated financial statements.

          The table below provides cumulative information on outstanding stock options which were held by the non-employee directors at September 30, 2006:

Option Awards
Number of Securities Underlying
Name	Unexercised Options (#)
Ralf R. Böer	13,500
Stephen P. Cortinovis	22,000
David J. Drury	25,000
Peter Kelly	10,000
John L. Nussbaum	101,810
Thomas J. Prosser	37,000
Michael V. Schrock	—
Charles M. Strother	25,000
These options are now fully vested and expire on the earlier of (a) ten years from the date of grant, or (b) one year after termination of service as a director.

(3)	Other than Mr. Nussbaum, the non-employee directors do not receive any additional benefits. For Mr. Nussbaum, this represents the amounts paid to him in fiscal 2006 under his deferred compensation arrangements plus the value of the health and other welfare benefits provided to him. See the discussion immediately below.
          Compensation of Current and Former Executive Officers who Serve on the Board
          See “Executive Compensation” for Mr. Foate’s compensation as an executive officer of Plexus generally, his supplemental retirement arrangements, and his employment and change in control agreements.
          Mr. Nussbaum is a former executive officer of Plexus. He ceased being considered an executive officer or employee of Plexus when he retired as Chief Executive Officer on July 1, 2002. However, as a consequence of his many years of service as an executive officer of Plexus, he continues to be compensated under deferred compensation arrangements which were put in place during his service as an executive officer and as the non-executive Chairman of the Board.
          In 1996, the Compensation and Leadership Development Committee established special retirement arrangements for Mr. Nussbaum and for two other executive officers and directors who subsequently retired. Those arrangements were both to reward past service and to maintain an additional incentive for those officers’ continued performance on behalf of Plexus. The related supplemental retirement agreement for Mr. Nussbaum is designed to provide specified retirement and death benefits to him in addition to those provided under the 401(k) Savings Plan. Plexus’ commitment was fully funded in fiscal 2002. Mr. Nussbaum has received payments under the special retirement arrangements since 2002, including payments of $278,256 for fiscal 2004, $278,778 for fiscal 2005 and $289,929 for fiscal 2006. Future payments may be adjusted, depending upon the performance of underlying investments.
          The contributions for Mr. Nussbaum’s special retirement arrangement are invested in a life insurance policy acquired by Plexus on his life. The supplemental retirement agreement provides for a 15-year annual installment payment stream to Mr. Nussbaum. Lump sum payments to Mr. Nussbaum based on policy cash values become due if at any time after a change in control Plexus’ consolidated tangible net worth drops below $35 million, or if the ratio of Plexus’ consolidated total debt to consolidated tangible net worth becomes greater than 2.5 to 1. To the extent that any of the payments constitute excess parachute payments subjecting the participant to an excise tax, the agreement provides for an additional payment (the “gross-up payment”) to be made by Plexus to Mr. Nussbaum so that after the payment of all taxes imposed on the gross-up payment, he retains an amount of the gross-up payment equal to the excise tax imposed. If Mr. Nussbaum dies prior to receiving all of the 15-year annual installment payments, specified death benefit payments become due.
          Mr. Nussbaum also receives $72,000 per year and health and other welfare benefits, in addition to the above retirement payments and his regular board fees, for his service as Plexus’ non-executive Chairman of the Board. Since his retirement, Mr. Nussbaum has been eligible to receive additional options or stock awards in his capacity as a non-employee director and has received the same awards as other non-employee directors under the 1995 Directors’ Plan and the 2005 Equity Plan.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 requires Plexus’ officers and directors, and persons who beneficially own more than 10% of Plexus’ common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These “insiders” are required by SEC regulation to furnish Plexus with copies of all Section 16(a) forms they file.
          All publicly held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Plexus, or written representations that no such forms were required. On the basis of filings and representations received by Plexus, Plexus believes that during fiscal 2006 Plexus’ insiders have complied with all Section 16(a) filing requirements which were applicable to them.

EXECUTIVE COMPENSATION
Summary Compensation Table
          The following table sets forth information concerning the total compensation of Plexus’ chief executive officer and its four other highest compensated executive officers, for fiscal 2006 and the preceding two fiscal years.

		Annual Compensation (1)			Awards
					Securities
				Other	Underlying	All Other
Name and	Fiscal	Salary	Bonus	Compensa-	Options/	Compensation
Principal Position	Year	($)(2)	($)(3)	tion ($)(4)	SARs #(5)	($)(6)
Dean A. Foate,	2006	$528,846	$835,218	—	100,000	$111,030
President and Chief	2005	498,078	266,909	—	100,000	18,750
Executive Officer	2004	467,309	397,394	—	75,000	18,625

F. Gordon Bitter,	2006	$310,577	$305,816	—	30,000	$45,117
Senior Vice President and	2005	299,039	95,656	—	30,000	19,106
Chief Financial Officer	2004	285,578	238,522	$118,425	25,000	17,788

Paul L. Ehlers,	2006	$310,577	$302,397	—	30,000	$45,226
Executive Vice President, Chief	2005	299,039	87,026	—	30,000	18,692
Operating Officer, and President	2004	284,616	190,114	—	25,000	17,678
of Plexus Electronic Assembly (7)

J. Robert Kronser,	2006	$255,894	$194,410	—	15,000	$29,365
Executive Vice President	2005	246,538	64,004	—	15,000	18,731
and Chief Technology and	2004	244,039	163,401	—	15,000	17,953
Strategy Officer

Michael T. Verstegen,	2006	$238,173	$190,669	—	15,000	$27,068
Senior Vice President, Global	2005	229,423	56,464	—	15,000	18,899
Market Development, and President	2004	222,694	149,735	—	15,000	18,789
of Plexus Technology Group (7)

(1)	While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown unless they exceeded, in the aggregate, the lesser of $50,000 or 10% of the individual’s salary and bonus in any years. For fiscal 2006, the total of these amounts for Messrs. Foate, Bitter, Ehlers, Kronser and Verstegen were $31,455, $21,341, $21,475, $18,452 and $20,610, respectively. Executive officers and other key employees are provided company cars. Most executive officers may be reimbursed up to $10,000 annually (grossed up for taxes) for miscellaneous expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice. Mr. Foate’s amount includes certain expenses incurred in 2005 but for which he was not reimbursed until 2006. Also, Mr. Foate receives supplemental disability insurance, due to compensation limits on Plexus’ general disability policy.

(2)	The fiscal 2004 payroll calendar included one more pay period than in fiscal 2006 and 2005. Salary amounts represent the payments actually made during the fiscal years.

(3)	Represents the bonus earned for the indicated fiscal year, although paid in the subsequent fiscal year.

(4)	Represents moving, temporary living, travel and other relocation-related expenses (including tax gross up) paid to or on behalf of Mr. Bitter as part of the arrangements under which he was hired.

(5)	Represents the number of shares for which options were granted in fiscal 2004 under Plexus’ superceded 1998 Stock Option Plan (the “1998 Option Plan”) and in 2005 and 2006 under the 2005 Equity Plan. No SARs or awards of restricted stock have been granted under either plan.

(6)	All other compensation consists of the following payments for fiscal 2006:

		Executive Deferred Compensation
	401(k) Savings Plan -	Plan - Employer Contributions
Name	Employer Match	For 2006	“Catch-up” Contribution
Dean Foate	$5,500	$61,280	$44,250
Gordon Bitter	5,212	27,155	12,750
Paul Ehlers	5,321	27,155	12,750
Robert Kronser	4,297	19,613	5,455
Michael Verstegen	5,405	17,873	3,790
A new Executive Deferred Compensation Plan contribution formula took effect in early fiscal 2006. Amounts reported for that plan include two types of payments: special catch-up contributions paid early in fiscal 2006 for fiscal 2005 after the change in the contribution formula; and contributions, using the new formula, for fiscal 2006. See “Special Deferred Compensation Arrangements” below.

(7)	Titles effective November 2006.

Stock Options
Option/SAR Grants in Last Fiscal Year
          The following table sets forth information with respect to options granted to the executive officers named in the Summary Compensation table concerning options granted in fiscal 2006.

	Individual Grants (1)
	Number of	% of Total			Potential
	Securities	Options/			Realized Value at
	Underlying	SARs			Assumed Annual
	Options/	Granted To			Rates of Stock Price
	SARs	Employees	Exercise or		Appreciation
	Granted	in Fiscal	Base Price	Expiration	for Option Term (3)
Name	(#) (1)	Year	($/sh) (2)	Date	5%	10%
Dean Foate	100,000	13.4%	$42.515	5/17/16	$2,673,746	$6,775,796
Gordon Bitter	30,000	4.0%	42.515	5/17/16	802,124	2,032,739
Paul Ehlers	30,000	4.0%	42.515	5/17/16	802,124	2,032,739
Robert Kronser	15,000	2.0%	42.515	5/17/16	401,062	1,016,369
Michael Verstegen	15,000	2.0%	42.515	5/17/16	401,062	1,016,369

(1)	No SARs or awards of restricted stock have been granted; all grants reflect stock options under the 2005 Equity Plan. The options granted in fiscal 2006 vest over a three year period, with one third vesting on each of the first three anniversaries of the grant date. Under certain circumstances, options may be transferred to family members or related trusts.

(2)	Represents the average of the high and the low trading prices on the grant date.

(3)	Assumes the stated appreciation from the date of grant.
          Plexus has not repriced any stock options during the fiscal years reported herein. Options granted under the 2005 Equity Plan may not be repriced.

Aggregated Option/SAR Exercises in
Last Fiscal Year and Fiscal Year End Option/SAR Values
          The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options in fiscal 2006 and the number and value of options which were outstanding at September 30, 2006.

			Number of	Value of
			Securities Underlying	Unexercised In-the-
	Shares		Unexercised Options/	Money Options/SARs
	Acquired on	Value	SARs at FY-End (#)(2)	At FY-End ($)(3)
Name	Exercise (#)	Realized($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable
Dean Foate	60,130	$1,987,810	469,870 / 100,000	$2,002,736 / 0
Gordon Bitter	25,000	907,955	70,000 / 30,000	349,950 / 0
Paul Ehlers	128,962	4,054,067	44,000 / 30,000	0 / 0
Robert Kronser	76,906	1,492,806	92,428 / 15,000	458,686 / 0
Michael Verstegen	65,000	1,818,612	88,500 / 15,000	352,560 / 0

(1)	Represents the differences between the exercise prices and the averages of the high and low sales price on the dates of exercise.

(2)	Represents options granted under the 1998 Option Plan or 2005 Equity Plan. No SARs or awards of restricted stock have been granted under either plan.

(3)	Represents the difference between the exercise price and the $19.20 closing price of Plexus common stock reported on the Nasdaq Global Select Stock Market on September 29, 2006, the last trading day of the fiscal year.
Change in Control Arrangements
          Plexus has Change in Control Agreements with Messrs. Foate, Bitter, Ehlers, Kronser and Verstegen, and its other executive officers. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers’ authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation may not be reduced. Their benefits must be commensurate with those of similarly situated executives of the acquiring firm, and their location of employment must not be changed significantly as a result of the change in control.
          After a change in control, in the event that any covered executive officer is terminated other than for cause, death or disability, or an executive officer terminates his or her employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to approximately three times the executive officer’s base salary plus targeted bonus payments, and to continue certain benefits. The agreements further provide for payment of additional amounts which may be necessary to “gross up” the amounts due such executive officer in the event of the imposition of an excise tax upon the payments. The agreements do not preclude termination of the executive officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor does it limit the ability of Plexus to terminate these persons thereafter for cause.
Mr. Foate’s Employment Agreement
          Plexus does not generally have employment agreements with its executive officers. However, when Mr. Foate became Plexus’ chief executive officer in 2002, Plexus believed it was important to enter into an agreement with Mr. Foate to set forth the terms of his employment and to provide incentives for him to continue with the company over the long term. Mr. Foate’s employment agreement was for an initial term of three years and automatically extends (unless terminated) every year, so that it maintains a rolling three-year term. The agreement specifies when Plexus may terminate Mr. Foate for cause, or when Mr. Foate may leave the company for good reason, and determines the compensation payable upon termination. If Mr. Foate is terminated for cause or voluntarily leaves without good reason, dies or becomes disabled, or the agreement is not renewed, Plexus is not required to make any further payments to Mr. Foate other than with respect to obligations accrued on the date of termination. If Plexus terminates Mr. Foate without cause, or he resigns with good reason, Mr. Foate is entitled to receive compensation including his base salary and benefits for the remainder of the agreement or a three-year term, whichever is greater, and bonuses for that period at the target-level bonus payments provided under the annual cash incentive plan. While Mr. Foate also has a change in control agreement with Plexus, in the event of a change in control of the Company, Mr. Foate is entitled to the greater of the benefits under his employment agreement or his change in control agreement, but not both.
          Under Mr. Foate’s employment agreement, Plexus is also protected from competition by Mr. Foate after his employment with Plexus would cease. Upon termination, Mr. Foate agrees to not interfere with the relationships between the customers, suppliers or employees of Plexus for two years, and that he will not compete with Plexus over the same period and in geographical locations proximate to Plexus’ operations. Further, Mr. Foate has agreed to related confidentiality requirements after the termination of his employment.
Special Deferred Compensation Arrangements
          During fiscal 2000, the Compensation and Leadership Development Committee established deferred compensation mechanisms for several executive officers and other key employees; those persons covered include Messrs. Foate, Bitter, Ehlers, Kronser and Verstegen. As part of those arrangements, the Committee established the Plexus Corp. Executive Deferred Compensation Plan. Under this plan, a covered executive may elect to defer some or all of his or her compensation through the plan, and Plexus may credit the participant’s account with a discretionary employer contribution. Participants are entitled to payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus. The rabbi trust arrangement established under this plan allows investment of deferred compensation held on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or investments. These investment choices do not include Plexus stock.
          Executive officers’ personal voluntary deferrals to the plan for fiscal year 2006 totaled $642,105, including $568,472 in total by the named executive officers. In addition, plan provisions allow for discretionary Plexus contributions. Prior to fiscal 2006, Plexus’ annual contribution for each executive officer was $13,500. After a review of other companies’ practices, the Compensation and Leadership Development Committee determined in fiscal 2006 that it would base Plexus’ discretionary contributions going forward on the greater of (a) 7% of the executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the officer’s account in the 401(k) Plan, or (b) $13,500. In early fiscal 2006, Plexus also made a “catch up” contribution of the difference between the fiscal 2005 contribution and the amount which would have been contributed using the new formula.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
REPORT ON EXECUTIVE COMPENSATION
          The Compensation and Leadership Development Committee of the Plexus board of directors sets general compensation policies for Plexus. The Committee makes the decisions with respect to compensation of the Chief Executive Officer. Decisions on compensation for other Plexus officers are recommended to the Committee by the CEO for review and final determination. Plexus’ other compensation programs, such as the 401(k) Savings Plan, and the 2005 Equity Plan, are either originated or approved by the Committee; the Committee also grants stock options, and any other awards, under the 2005 Equity Plan.
Fiscal 2006 Committee Meeting Highlights
          Among the key compensation issues addressed by the Committee in fiscal 2006, which are discussed further below, were the following:
•	Ownership Guidelines. The Committee believes that it is important that its executive officers maintain an ownership stake in Plexus. Thus, in May 2006, the Committee approved stock ownership guidelines. These guidelines require all executive officers to own, at a minimum, Plexus stock with a market value equal to their annual base salary. While there is no specific time requirement to meet these guidelines, an executive officer is not permitted to sell Plexus shares until the ownership requirement is met. At the time of the 2006 option grant, all executive officers, including the CEO, were in compliance with the guidelines. However, due to stock price fluctuations the executive may or may not be in compliance throughout the entire year.

•	Long-Term Incentive Plan Strategy. The Committee again used time-based stock options in fiscal 2006 as the means for long-term compensation. This is consistent with a Company culture and industry in which options have had a high profile. However, the Committee will continue to analyze alternative and complementary compensation methods using equity and/or other forms of compensation to provide long-term incentive.

As in the past, the Committee confirmed that stock option grants would be made primarily to high performing employees in the eligible group. In fiscal 2006, stock option grants were made to 43% of the eligible participants, including most executive officers. The Committee’s policy is to not “back-date” options. These grants were made pursuant to the mechanism for setting the grant date, previously approved by the Committee, which states that the stock option grant date will be five business days subsequent to the approval of the annual grant, not including the day of approval. Since this methodology is specific and formula driven, there is no margin for subjectivity or consideration of the volatility of the stock during this time period.

•	Determination of 2006 Annual Incentive Plan Financial Measures. For fiscal 2006, as in past years, the Committee decided that Variable Incentive Compensation Plan (“VICP”) awards would be determined based on achieving specified levels of corporate revenues and return on average capital employed (“ROCE”), and individual performance. In determining ROCE, for both the financial plan target and the actual calculation, the Committee authorized the exclusion of stock option expense ($3.0 million in fiscal 2006) and restructuring costs (none in fiscal 2006). The Committee’s rationale for doing so is consistent with the purpose of the VICP, which is to reward purely ongoing operating results. In particular, stock option expense can vary widely due to extrinsic market factors and cannot be reasonably estimated at the beginning of the fiscal year.

For all of the approximately 1,300 plan participants, including our CEO, the weighting of the target award opportunity was 40% based on revenue, 40% based on ROCE, and 20% based on individual performance goals.

•	Executive Deferred Compensation Plan. The primary program at Plexus for retirement income is a 401(k) defined contribution plan. Because of tax code limitations on company contributions to the accounts of highly compensated individuals, in 2000 Plexus established an Executive Deferred Compensation Plan. To reflect competitive factors in fiscal 2006, the Committee modified the Company contributions to the Executive Deferred Compensation Program to provide for an enhanced discretionary annual Company contribution.

•	Executive Compensation Review. The Committee retained Sibson Consulting to conduct a total review of Plexus’ executive compensation programs. This will assist in maintaining and developing the appropriate compensation programs to award compensation based on performance, internal equity and market competitiveness in alignment with our compensation philosophy. All compensation programs were analyzed by our consulting firm, and the analysis was discussed with the Committee. Also discussed was the process for determining the appropriate peer group to be used for comparisons.
Executive Compensation Guiding Principles
          The Committee’s policy is to fairly compensate all individuals, including executives, for their contributions to Plexus, to appropriately motivate employees to provide value to Plexus’ shareholders and to consider the ability of Plexus to fund any compensation decisions, plans or programs. The Committee believes that fair compensation packages are necessary to attract and retain qualified executive officers. Fair compensation packages must balance both short-term and long-term considerations, as well as provide incentives to those persons based upon the performance of Plexus and their personal performances. The Committee also seeks to align our executives’ interests with those of our shareholders. In addition to Plexus’ financial performance, the Committee considers the conditions of Plexus’ industry and end-markets, the effects of those conditions on Plexus’ sales and profitability, the steps taken to respond to those conditions and to address related challenges, and the execution of the company’s strategies.
          Plexus’ executive compensation program is designed to provide a rational, consistent reward system. In fiscal 2006, the Committee expanded the guiding principles of the executive compensation program used to inform its decision making. These updated guiding principles include:

Component	Compensation Guiding Principles
Business Alignment	•	Compensation is used to attract, motivate, and retain the management talent capable of leading a global organization focused on exceptional value delivery to both customers and shareholders.
	•	Incentive arrangements in particular are intended to create an ownership mindset and drive executive actions and behaviors that improve profitability and maximize the overall economic value realized by our shareholders.
Performance Focus	•	Compensation for Plexus’ executives has an unambiguous performance focus; two primary internal performance standards are reflected:
- Achievement of Plexus’ strategic, financial and operational goals, and
- Individual contribution to the strategic growth and short- and long-term success of Plexus.
	•	Shareholder interests are further aligned with Plexus’ executives through the use of stock options.
	•	Performance measurement focuses on measures that drive global financial success and the creation of shareholder value. The specific performance measures are reviewed each year to incorporate the priorities included in the annual business plan.
Comparability to Peers	•	Compensation levels and performance measures are compared to publicly-traded electronic manufacturers and other high-technology peers, while compensation design and practices also includes comparison to similarly performing peers in other industries.
Elements of Rewards and Pay Mix	•	To attract and retain the necessary management talent, base salaries are positioned within a range near the market median, while both short- and long-term incentives may provide further reward for superior individual and company performance.
Pay at Risk	•	Plexus’ executives’ total targeted compensation (base salary and short- and long-term incentives) emphasizes at-risk incentive pay. Additionally, we intend to have long-term incentives weigh more heavily in the compensation mix than short-term (annual) incentives.

Overview of the Compensation Decision-Making Process
          Plexus compensates its executive officers through salaries and various other compensation plans. The Compensation and Leadership Development Committee considers many factors in its decision-making process about the compensation of corporate leadership and the design of compensation plans company-wide. Among the factors the Committee considers are competitive practices in our talent market, general and electronics manufacturing industry trends, best practices, and alignment with shareholder interests. Also important to the Committee are affordability, consistency with the guiding principles of our compensation program, tax deductibility and accounting considerations.
          When determining compensation in fiscal 2006, as in past years, the Committee compared the Company’s compensation with that paid by other companies in the general industries in which Plexus recruits, comparable companies in the electronic manufacturing services industry, companies with similar financial profiles and numerous general and electronics industry published surveys. In this review, the Committee, with its compensation consultants, chose comparable companies by “filtering” them by such criteria as industry codes, peer groups, relative size and employee base, while also reviewing whether some companies have unique factors which cause them to not be comparable. In addition, the Committee also identified financial peers, which may not be in a similar business but which are similar in size and financial performance.
          In 2006, the Committee also considered data compiled through tally sheets, an accumulated wealth analysis, and an internal equity assessment. The tally sheets provide a comprehensive view of Plexus’ compensation payout exposure under various termination scenarios. The accumulated wealth analysis examines the CEO’s accumulation of value through the deferred compensation plan and annual equity awards. The internal equity assessment identifies the proportionality of the CEO’s pay to the pay of executives at other levels in the organization. The assessment also compares the relationships among compensation at various levels of officers and employees at Plexus with that suggested in published survey data. The Committee also intends to apply the analysis and discussion of the data from these tools in its decision-making process for fiscal 2007.
          Management Participation. Members of management regularly participate in the Committee’s meetings, at the Committee’s request. Management’s role is to contribute input and analysis to the Committee’s discussions. However, management does not participate in the final determination or recommendation of the CEO’s amount or form of executive compensation. The CEO does recommend compensation for the other executive officers to the Committee, which has final authority. Most Committee meetings include an executive session at which only the Committee members participate. The executive sessions generally focus on the CEO’s performance achievement and the terms and conditions associated with how to compensate the CEO.
          Use of Consultants. From time to time, the Committee uses outside compensation consultants to assist it in analyzing Plexus’ compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants, and if so which consultant(s) to retain, is determined solely by the Committee.
          In fiscal 2006, the Committee retained Sibson Consulting to conduct a total review of the executive compensation program. Sibson’s review is intended to help the Committee and Plexus maintain and develop appropriate compensation programs to provide rewards based upon performance, internal equity and market competitiveness in a manner consistent with Plexus’ compensation philosophy. Sibson analyzed all of Plexus’ compensation programs, and the analysis was discussed with the Committee. Sibson and the Committee also discussed the process for determining an appropriate peer group to be used for benchmarking Plexus’ compensation. In addition to Sibson, Towers Perrin has also performed consulting services for the Committee in the past and in 2006. The Committee also approves the consultants’ compensation arrangements.
Elements of Executive Officer Compensation — Direct Compensation
          Plexus uses three primary components of total direct compensation — salary, annual cash incentive payments under the Variable Incentive Compensation Plan (“VICP”) and long-term equity-based awards under the 2005 Equity Incentive Plan (the “2005 Equity Plan”). Each of these components is complementary to the others, addressing different aspects of direct compensation and seeking to motivate employees, including executive officers, in varying ways.

•	Base salary is intended to provide compensation which is not “at risk”; however, salary levels and subsequent increases are not guaranteed. For example, from October 2001 to December 2002, there was a 10% salary reduction in effect for all executive officers due to weak industry conditions. Thereafter, a salary freeze was in effect until October 1, 2004.

•	The opportunity to earn annual cash incentive payments under the VICP provides a substantial portion of compensation which is at risk and that depends upon the achievement of measurable corporate and personal goals. We use payouts from the VICP to provide further incentives for our executive officers and employees to achieve these corporate financial and personal goals.

•	A substantial part of compensation, which is also at risk, is longer-term compensation typically awarded in the form of stock options under the 2005 Equity Plan. Those awards are intended to provide incentives to enhance corporate performance as well as to further align the interests of our executive officers with those of our shareholders. Total compensation, consistent with practices in our industry, places particular emphasis on the 2005 Equity Plan; the reported values of the long-term incentive opportunities under this plan can vary significantly from year to year as a percentage of total direct compensation because they are determined by valuing the options awarded on the same basis we use for financial statement purposes, which depends significantly on our stock price and its volatility at the time of the awards.
In addition, we provide all of our employees in the United States with various other benefits, such as health and life insurance. We generally provide these benefits to our executive officers on the same basis as other salaried employees in the United States, although some benefit programs, as discussed elsewhere, are specifically targeted to our executive officers’ specific circumstances.
          Beyond direct compensation, we believe it is important to provide the Plexus 401(k) Plan as a means for our employees to save for their retirement. To attract qualified employees and meet competitive conditions, Plexus also contributes to that plan. As a consequence of Internal Revenue Code limitations on compensation which may be attributed to tax-qualified retirement plans, we have also developed a defined contribution deferred compensation program for our executive officers to address their particular circumstances.
          Plexus does not generally have employment agreements with its executive officers, although we have such an agreement with our Chief Executive Officer in order to recognize his specific position, help assure Plexus of the continuing availability of his services and protect Plexus from post-employment competition by him, all in tandem with his change in control agreement. As with many other publicly-held companies, we have “change in control” agreements with our executive officers. We have these in place to both help assure that executive officers will not be distracted by personal interests in the case of consideration of a potential acquisition of Plexus as well as to maintain their continuing loyalty to Plexus.
Base Salary.
•	Purpose. Our base salaries are designed to provide regular recurring compensation for the fulfillment of the regular duties and responsibilities associated with job roles. Fixed salaries provide regular compensation to meet the living needs of our executives and their families. They are also important because they provide most persons with a starting point for considering compensation when we seek to attract and retain talented individuals.

•	Structure. The Company and the Committee use market-based benchmarking to establish appropriate base salaries for its leadership team. An in-depth total rewards analysis, including base salary, is completed annually for each executive position using competitive survey data as indicated above. Generally, we target base salaries within ranges near market medians of general and industry peer groups. The effective date of any base salary increases is typically at the start of the fiscal year.

•	Determination Process; Factors Considered. Prior to establishing base salary increases for the CEO and confirming salary levels for other executive officers, the Committee takes into consideration various factors. These factors include compensation data from the proxies of our peer group, salary increase trends for executive base pay and other information provided in published surveys.

With respect to increases in CEO base salary (as well as other compensation actions that impact our CEO), the Committee meets in executive session to discuss appropriate pay positioning and pay mix based on the data gathered. With respect to the other executive officers, the CEO uses similar data and submits his recommendations to the Committee for final determination. The data gathered in the determination process helps the Committee to test for fairness, reasonableness and competitiveness. However, taking into account the compensation guiding principles and a holistic approach to executive compensation packages, the Committee’s final determination may incorporate the subjective judgments of its members as well.

For fiscal 2006, the Committee approved a base salary adjustment of $30,000 for the CEO, increasing his annual salary to $530,000. This is a 6.0% increase from his fiscal 2005 base salary and reflects company performance as well as the competitiveness of the CEO’s salary as compared to the market. Increases for other executive officers varied from 3.5% to 5.0%. For fiscal 2007, the CEO’s salary will be $570,000, a 7.5% increase from fiscal 2006; the fiscal 2007 salary increases for other executive officers ranged from 3.6% to 8.0%.
Annual Incentive.
•	Purpose. Our annual variable incentive compensation plan, VICP, is designed to reward employees for the achievement of important Company-wide financial goals. There is also a small component of VICP that rewards employees for the attainment of personal business objectives. The establishment of the specific Company-wide financial goals is derived from our annual financial plan. The design of the VICP provides incentives based on our direct performance, as distinguished from stock-based compensation, which is significantly affected by market factors that may be unrelated to our results.

•	Plan Structure. The VICP provides annual cash incentives to approximately 1,300 participants, including our CEO and other executive officers. The VICP operates similarly for all participants. Each participant has a targeted award that is expressed as a percentage of base salary. For example, in fiscal 2006 the targeted award opportunity for the CEO was 80% of base salary, and the opportunities for other executive officers varied from 35% to 50% of base salaries. The opportunities for non-executive participants varied from 5% to 30% of base salaries. For each participant, 80% of the targeted award is keyed to the Company financial performance; the remaining 20% of the targeted award is keyed to the achievement of personal business objectives.

The VICP provides for payments both below and over the targeted awards by establishing specific “thresholds levels” for which payments begin to be earned and “maximum levels” beyond which no further payment is earned. The payout at the “maximum level”, which is based solely on achieving the Company’s financial goals, is 180% of the targeted award for the CEO and other executive officers.

The Company had two financial metrics in fiscal 2006 that are more fully described below: revenue growth and return on capital employed (“ROCE”). Any VICP amount earned in fiscal 2006 above the targeted award depended solely on achieving above-plan ROCE performance. The maximum award that can be earned for the attainment of personal objectives remained at 20% of the targeted award. Accordingly, the total maximum award to executives for the achievement of both financial and personal business objectives is 200% of the targeted award. The maximum payment for other VICP participants varies from 100% to 150% of the targeted award.

•	Measurement Determination Process

Annually, for each of the financial metrics of the VICP, specific “threshold”, “targeted” and “maximum” levels of achievement are established as part of the annual financial planning process. The specific Company financial metrics for fiscal 2006, each of which stands independently of the other with regard to award opportunities, were:
–	Revenue Growth. The targeted revenue objective set for the fiscal 2006 VICP was the same as for Plexus’ internal plan for revenue growth in fiscal 2006. This revenue objective represented a significant increase over the actual revenues achieved in fiscal 2005, and attainment of the planned revenue target was expected to be an achievable but challenging goal. For fiscal 2006, 40% of the targeted bonus award depended upon achieving planned revenue growth; there was no potential additional bonus award above the targeted bonus from achieving revenue growth above the targeted level.

–	Return on Capital Employed (ROCE), which is defined as annual operating income divided by the five-point quarterly average of Capital Employed during the year. Capital Employed is defined as equity plus debt less cash, cash equivalents and short-term investments. ROCE for VICP purposes is calculated excluding the impact of stock option expense and any restructuring and/or non-recurring charges, for these factors do not reflect the fundamental operating performance of the Company, which the VICP is designed to address.

Our ROCE target for fiscal 2006 represented a significant planned improvement from the fiscal 2005 result. Achieving the targeted ROCE was perceived as challenging but reasonably achievable; attainment of the maximum level would require an even more substantial improvement over the prior year and was considered an extremely challenging goal. For fiscal 2006, 40% of the targeted bonus award depended upon achieving planned ROCE, with upside potential at the “maximum” level equivalent to 140% of the “targeted” bonus award for the ROCE goal.

–	Individual Objectives: Individual participants typically have three to five personal business objectives for the plan year, which have been developed with, reviewed by and approved by the participant’s manager. Attainment of the individual objectives represents 20% of the potential targeted award.

The Committee provides input and approves the individual objectives established for the CEO. The Committee’s assessment of the CEO’s individual objectives is based on their likely impact on the achievement of the annual business plan and other longer-term strategic priorities and effect on shareholder value. The Committee also reviews and approves, with input from the CEO, the individual objectives established for the other executive officers of Plexus.
No award is paid for any component of the VICP if Plexus incurs a net loss for the fiscal year (excluding non-recurring or restructuring charges and stock option expense). Awards for performance between the “threshold” level and “targeted” level are calculated by straight-line interpolation, as are awards between the “targeted” level and the “maximum” level.

•	2006 Results. Plexus achieved revenue growth slightly above the targeted level, and ROCE performance was above the “maximum” level. Accordingly, executive officers earned bonuses based on the financial performance metrics equivalent to 180% of the “targeted” awards. Achievement of personal objectives, for which there was a potential payout equivalent to 20% of the “targeted” award, varied from 49% to 100% with the CEO at 86%.
Long-Term Incentives.
•	Purpose. Our long-term incentives are designed to tie the major part of our key executives’ total compensation opportunities to Plexus’ market performance and the long-term enhancement of shareholder value. The 2005 Equity Plan is also designed to encourage the long-term retention of these executives.

•	Plan Structure. The shareholder-approved 2005 Equity Plan allows for various award types, including options, restricted stock, restricted stock units, and performance awards (payable in cash and/or equity). To date, the Committee has granted only time-vested stock options, although it continues to study the potential use of other forms of long-term incentive compensation. The Committee has generally used stock options because of their prevalence in our industry. In addition, with stock options recipients receive compensation only when the value of the shares held by Plexus’ shareholders increases.

•	Determination Process.
–	Option Pool Determination. Each year the Committee is presented a recommended pool of options to be awarded to eligible participants. The total size of the option pool for fiscal 2006 May grant was

712,780 shares. The Committee reviews the estimated cost of the pool, as well as the recommended grant guidelines. Historically, the Committee has committed to a relatively constant pool size.

–	Option Pool Allocation. The Committee determines the grants for the CEO and other executive officers. The grant size determination takes into consideration competitive grant levels as suggested by the peer proxies and survey data. For fiscal 2006, options for 100,000 shares were granted to the CEO, and options for 130,000 shares were granted to the other executive officers as a group. The remaining pool was then allocated based upon recommendations by executive officers to superior performing key employees based on a grant range grid, which indicates a range of options grant sizes assigned to each target grouping.
•	Basis for Determination of Timing of Grants. As indicated above, option grants are made pursuant to the grant date timing approved by the Committee in 2005, after shareholder approval of the 2005 Equity Plan. This mechanism states that the stock option determination will generally be made at the May Committee meeting, and the grant date will be five business days subsequent to the approval of the annual stock option grant, not including the day of approval. In fiscal 2006, these grants were made on May 17, 2006. The Committee uses a future date, as is permitted by the 2005 Equity Plan, because that minimizes the opportunity to choose a date based upon market performance knowable at the time of grant. The 2005 Equity Plan provides that the exercise price of a stock option is not less than the fair market value on the stock option grant date. From time to time, in the case of new hires, options are granted at other times of the year.
Equity Ownership Guidelines. To complement the 2005 Equity Plan’s goal of increasing the alignment between management and shareholders, in May 2006 the Committee approved executive stock ownership guidelines. These guidelines require all executive officers to own, at a minimum, Plexus stock with a market value equal to one times their annual base salary. While there is no specific time requirement to meet these guidelines, an executive is not permitted to sell Plexus shares, except to acquire and hold option shares, until the ownership requirement is met.
Benefits. Consistent with competitive practice, the Committee has approved perquisites and other benefits for our CEO and the other executive officers in addition to those received by all U.S. salaried employees. These are: a reimbursement account valued up to $10,000 per year to be used for miscellaneous expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice, which amount is grossed up for taxes; a company car; and additional disability insurance for the CEO which provides the same relative level of benefit as the primary company provided disability insurance program, due to maximum benefit limits established in the primary program.
Elements of Executive Officer Compensation — Other Compensation
          In addition, Plexus uses several other types of compensation which are not generally related to annual Committee action. These include retirement plans, other stock ownership opportunities, and employment or change in control agreements. These are intended to supplement the previously described compensation methodologies by focusing on long-term employee security and retention.
Retirement Planning and Other Plexus Stock Ownership Opportunities.
•	Purpose. Plexus maintains the Plexus Corp. 401(k) Retirement Plan (the “401(k) Plan”), which is available to substantially all U.S. salaried employees, to help our employees provide for their retirement. The Committee believes it is important additionally to provide all employees with opportunities to own Plexus stock and therefore has established the 2005 Plexus Employee Stock Purchase Plan (the “Stock Purchase Plan”) as a means of facilitating purchases with a small discount available to substantially all employees in the United States and certain other locations on the same terms.

•	Plans.
–	The Plexus 401(k) Plan allows employees to defer a portion of their annual salaries into their personal accounts under the 401(k) Plan. Employees have a choice of investment vehicles, including a Plexus stock fund, in which to invest those funds. In addition, Plexus matches a portion of the employee contributions, up to a maximum of $5,500 per year.

–	Plexus provides to all employees, including the executive officers, two vehicles for Company stock ownership. The Stock Purchase Plan allows employees to purchase stock at a 5% discount from the fair market value of the shares at the end of the purchase period. The 401(k) Plan provides a Plexus Stock Fund as one of its investment vehicles. Both plans are the responsibility of the Committee.
Executive Deferred Compensation Plan.
•	Purpose. A Deferred Compensation program allows participants to defer taxes on current income. All executive officers participate in this program. Additionally, the Company can credit a participant’s account with a discretionary employer contribution. Such opportunities are common practice in general industry. Our Executive Deferred Compensation Plan also provides a vehicle for the company to restore the lost deferral and matching opportunity caused by tax regulation limitations on such deferrals and matches for highly compensated individuals.

•	Plan Structure. During fiscal 2000, the Committee established the current deferred compensation arrangement. Under this plan, several key executives including Messrs. Foate, Bitter, Ehlers, Kronser and Verstegen may elect to defer all or some of their compensation. Additionally, Plexus may make discretionary contributions. A rabbi trust arrangement was established under this plan and allows investment of deferred compensation amounts on behalf of the participants into individual accounts and within these accounts, into one or more designated mutual funds or investments. These investments choices do not include Plexus stock. Deferred amounts and any earnings which may be credited becomes payable upon termination or retirement from Plexus. Plexus has purchased company-owned life insurance on the lives of certain executives to meet the economic commitments associated with this Plan.

•	Fiscal 2006 Plan Activity.
–	Contribution Formula. In fiscal 2006, the Committee modified the Executive Deferred Compensation Program to provide for an annual discretionary contribution of the greater of (a) 7% of the Executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the officer’s account in the 401(k) Plan, or (b) $13,500. Total targeted cash compensation is defined as base salary plus targeted annual incentive plan bonus at the time of the Company’s contribution. The Committee changed its approach for discretionary contributions to reflect competitive practices based on the research, analysis and recommendations of Towers Perrin, its compensation consultant for that program.

–	Employer Contributions. For fiscal 2006, the total employer contributions to the Deferred Compensation Plan accounts was $293,235 for all participants as a group, including $105,530 for the CEO. See footnote 6 to the Summary Compensation Table.
Employment and Change in Control Agreements.
•	Purpose. Plexus maintains an employment agreement with its chief executive officer in order to recognize the importance of his position, to help assure Plexus of continuing availability of Mr. Foate’s services over a period of time, and to protect the company from competition post-employment. All executive officers have change in control agreements, to both help assure that executive officers will not be distracted by personal interests in the case of a potential acquisition of Plexus as well as to maintain their continuing loyalty.

•	The Agreements. Mr. Foate’s employment agreement is described above at “Executive Compensation—Mr. Foate’s Agreement.” The change in control agreements with our executive officers are described above at

“Executive Compensation—Change in Control Arrangements.” Please refer to those discussions for a further explanation of those agreements.
Tax Aspects of Executive Compensation
          The Committee generally attempts to preserve the tax deductibility under the Internal Revenue Code (the “Code”) of all executive compensation. However, at times and under certain circumstances, it believes that it is more important to provide appropriate incentives irrespective of tax consequences.
          Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the executive officers that is not “performance based” to $1 million annually per executive officer. Plexus has taken action with respect to the provisions of Section 162(m) so that compensation income relating to stock options under the 2005 Equity Plan (and predecessor plans) and purchases under the Stock Purchase Plan is exempt. Compensation under these shareholder approved plans which is performance-based is generally not subject to the $1 million limitation; however, the grant of restricted shares without performance goals would not be considered to be performance-based and therefore would be subject to the limit along with cash salaries and bonuses. As a result of the shareholders’ approval of the 2005 Equity Plan (and its predecessor) and the Stock Purchase Plan, the Committee believes that most compensation income under these plans (other than any awards in the future of restricted stock without performance goals ) would not be subject to the Internal Revenue Code’s deduction limitation. However, if such restricted stock awards are made and/or any executive earns a sufficiently high VICP bonus, the covered compensation of some individuals could exceed $1 million and, in that case, the excess would not be tax deductible.
          Other provisions of the Code also can affect the decisions which we make. Section 280G of the Code imposes a 20% excise tax upon executive officers who receive “excess” payments upon a change in control of a publicly-held corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times average annual compensation. Plexus would also lose its tax deduction for “excess” payments. Our change in control agreements provide that benefits under them will be “grossed up” so that we also reimburse the executive officer for these tax consequences. Although these gross up provisions and loss of deductibility would increase Plexus’ tax expense, the Committee believes it important that the effects of this Code provision not negate the protections which it provides by means of the agreements.
          The Code also was recently amended to provide a surtax under Section 409A, relating to various features of deferred compensation arrangements of publicly-held corporations for compensation deferred after December 31, 2004. We have made changes to our benefit plans and employment arrangements to help assure there are no adverse affects on Plexus or executive officers as a result of these Code amendments. We do not expect these changes to have a material tax or financial consequence on Plexus.
Members of the Compensation and Leadership Development Committee:

Stephen P. Cortinovis, Chair	Ralf R. Böer
Thomas J. Prosser	Michael V. Schrock (effective 11/06)
Charles M. Strother, MD
Compensation Committee Interlocks and Insider Participation
          All Compensation and Leadership Development Committee members are independent, outside directors. No Plexus insiders are members of this Committee. None of the directors who are Committee members are employees of Plexus, have ever been employed by Plexus or any of its subsidiaries, or have any other reportable relationships with Plexus.

PERFORMANCE GRAPH
          The following graph compares the cumulative total return on Plexus common stock with the Nasdaq Stock Market Index for U.S. Companies and the Nasdaq Stock Market Index for Electronics Components Companies, both of which include Plexus. The values on the graph show the relative performance of an investment of $100 made on September 30, 2001 in Plexus common stock and in each of the indices.
CERTAIN TRANSACTIONS
          Plexus has a policy that transactions, if any, between Plexus on the one hand and its executive officers or directors (or related parties) on the other hand must be on a basis that is fair and reasonable to the Company, in accordance with Plexus’ Code of Conduct and Business Ethics and other policies, and be approved by either a disinterested majority of the board of directors or by the Audit Committee. There were no such reportable transactions in fiscal 2006.

REPORT OF THE AUDIT COMMITTEE
          The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, as amended, oversees and monitors the participation of Plexus’ management and independent auditors throughout the financial reporting process and approves the hiring and retention of and fees paid to the independent auditors. The Audit Committee also generally reviews other transactions between the corporation and interested parties which may involve a potential conflict of interest. No member of the Audit Committee is employed or has any other material relationship with Plexus. The members are “independent directors” as defined in Rule 4200(a)(15) of the NASD listing standards applying to the Nasdaq Global Select Stock Market and relevant SEC rules. The Plexus board of directors has adopted a written charter for the Audit Committee, which was amended and restated in November 2006; a copy of the then-current charter was attached as Exhibit A to the proxy statement for the Plexus 2006 annual meeting of shareholders, and the current version is available on Plexus’ website.
          In connection with its function to oversee and monitor the financial reporting process of Plexus, in addition to its quarterly review of interim unaudited financial statements the Committee has done the following:
•	reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2006 with Plexus management;

•	discussed with PricewaterhouseCoopers LLP, Plexus’ independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380); and

•	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.
          Based on the foregoing, the Committee recommended to the board of directors that the audited financial statements be included in Plexus’ annual report on Form 10-K for the fiscal year ended September 30, 2006.

Members of the Audit Committee:	David J. Drury, Chair	Stephen P. Cortinovis
	Peter Kelly	Thomas J. Prosser
AUDITORS
          Subject to ratification by shareholders, the Audit Committee intends to reappoint the firm of PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of Plexus for fiscal 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders to respond to questions and make a statement if they desire to do so.
Fees and Services
          Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2006 and 2005 were as follows:

	2006	2005
Audit fees:	$1,196,900	$1,485,400
Audit-related fees:	—	—
Tax fees:	53,000	117,000
All other fees:	—	—
The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees related to Plexus’ annual audit and quarterly professional reviews; in fiscal 2005 and 2006, audit fees also included substantial work related to the certification of Plexus’ internal controls as required by the Sarbanes-Oxley Act. Tax services consisted primarily of compliance and other tax advice regarding special Plexus projects. The Audit Committee considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP with the maintenance of that firm’s independence.

          The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments thereto), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have such items approved by the Committee or, if necessary between Committee meetings, by the Committee chairman on behalf of the Committee. Projects of the types approved for which fees total less than $10,000 in each case may be approved by management, subject to review and approval by the Committee at its next meeting. There were no services in fiscal 2006 or 2005 which were not approved in advance by the Committee under this policy.
SHAREHOLDER PROPOSALS AND NOTICES
          Shareholder proposals must be received by Plexus no later than August 20, 2007 in order to be considered for inclusion in next year’s annual meeting proxy statement. In addition, the Plexus bylaws provide that any proposal for action, or nomination to the board of directors, proposed other than by the board of directors must be received by Plexus in writing, together with specified accompanying information, at least 70 days prior to an annual meeting in order for such action to be considered at the meeting. The 2008 annual meeting of shareholders is tentatively scheduled for February 13, 2008, and any notice of intent to consider other questions and/or nominees, and related information, must therefore be received by December 5, 2007. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought. The persons holding proxies may vote in their discretion on any matter as to which notice is not received by that date.

By order of the Board of Directors

Angelo M. Ninivaggi
Vice President, General Counsel and Secretary
Neenah, Wisconsin
December 12, 2006
          A copy (without exhibits) of Plexus’ annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 2006 is included in Plexus’ fiscal 2006 Annual Report to Shareholders, which accompanies this proxy statement. An additional copy will be provided without charge to each record or beneficial owner of shares of Plexus’ common stock as of December 1, 2006 on the written request of that person directed to: Dianne Boydstun, Executive Assistant to the Chief Financial Officer, Plexus Corp., 55 Jewelers Park Drive, P.O. Box 156, Neenah, Wisconsin 54957-0156. In addition, copies are available on Plexus’ website at www.plexus.com, following the links at “Investors,” then “SEC Filings,” then “Plexus’ SEC Reports.”
          To save printing and mailing costs, in some cases only one annual report and/or proxy statement will be delivered to multiple holders of securities sharing an address unless Plexus has received contrary instructions from one or more of those security holders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to any security holder at a shared address to which a single copy of the document was delivered. You may request additional copies by written request to the address set forth in the paragraph above or by contacting Ms. Boydstun at (920) 722-3451. You may also contact Ms. Boydstun at that address or telephone number if you wish to receive a separate annual report and/or proxy statement in the future, or if you share an address with another security holder and wish for delivery of only a single copy of the annual report and/or proxy statement if you are currently receiving multiple copies.

PLEXUS CORP.
PROXY FOR 2007 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints John L. Nussbaum, Dean A. Foate and Angelo M. Ninivaggi, and any of them, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp. to be held at the Pfister Hotel, located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin, on Monday, January 22, 2007 at 11:00 a.m. Central Time, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:
(Continued and to be signed on reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF
PLEXUS CORP.
January 22, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
âPlease detach along perforated line and mail in the envelope provided.â

(1) Election of Directors:

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY	☐ FOR ALL EXCEPT
	FOR ALL NOMINEES	(See instructions below)
Nominees: o Ralf R. Böer, o Stephen P. Cortinovis, o David J. Drury, o Dean A. Foate,
o Peter Kelly, o John L. Nussbaum, o Michael V. Schrock, o Dr. Charles M. Strother
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •
(2) Ratification of PricewaterhouseCoopers LLP as Independent Auditors:

☐ FOR	☐ AGAINST	☐ ABSTAIN
(3) In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;
all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted “FOR” each of the nominees for director who are listed in Proposal (1) and “FOR” Proposal (2).
Please check box if you intend to attend the meeting in person ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder                                                                                  Date
Signature of Shareholder                                                                                  Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.